Exhibit 10.1

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (“Eighth Amendment”) is made and entered into as of the 24th day of June, 2010, by and between CREEKSIDE PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Landlord”) and WEBSENSE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.    Legacy-RECP Sorrento OPCO, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of April 19, 2002 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated as of October 1, 2002 by and between Original Landlord and Tenant (the “First Amendment”), (ii) that certain Second Amendment to Lease dated as of April 30, 2003 by and between Tenant and Sorrento Valley Road, LLC, a Delaware limited liability company (“SVR”) (as successor-in-interest to Original Landlord) (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated as of July 30, 2004 by and between Tenant and SVR (the “Third Amendment”), (iv) that certain Fourth Amendment to Lease dated as of March 24, 2005 by and between Tenant and SVR (the “Fourth Amendment”), (v) that certain Fifth Amendment to Lease dated as of December 21, 2006 by and between Arden Realty Limited Partnership, a Maryland limited partnership (“Arden”) (as successor-in-interest to SVR) and Tenant (the “Fifth Amendment”), (vi) that certain Sixth Amendment to Lease dated as of January 30, 2007 by and between Arden and Tenant (“Sixth Amendment”), and (vii) that certain Seventh Amendment to Lease dated as of February 12, 2007 by and between Arden and Tenant (“Seventh Amendment”), whereby Tenant leases certain space located in those certain buildings located and addressed at 10220, 10240 and 10260 Sorrento Valley Road, San Diego, California (collectively, the “Project”). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, may be referred to herein as the “Lease.” Landlord is the successor-in-interest to Arden.

B.    By this Eighth Amendment, Landlord and Tenant desire to expand the Current Premises (as defined below) and to otherwise modify the Lease as provided herein.

C.    Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.    The Current Premises.  Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord the following space (collectively, the “Current Premises”) consisting of a total of 105,797 rentable square feet: (i) all of the space in the Building located at 10240 Sorrento Valley Road, San Diego, California (the “10240 Building”) consisting of a total of 64,117 rentable square feet, (ii) Suite 175 on the first (1st) floor of the Building located at 10220 Sorrento Valley Road, San Diego, California (the “10220 Building”) consisting of 4,617 rentable square feet, and (iii) all of the space located in the Building located at 10260 Sorrento Valley Road, San Diego, California (the “10260 Building”) consisting of a total of 37,063 rentable square feet.

2.    Expansion of the Current Premises.  The remaining space in the 10220 Building may be referred to herein as the “10220 Expansion Space.” Landlord and Tenant hereby stipulate that the 10220 Expansion Space contains 15,926 rentable square feet. Effective as of July 1, 2010 (“10220 Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 10220 Expansion Space. Accordingly, effective upon the 10220 Expansion Commencement Date, the Current Premises shall be increased to include the 10220 Expansion Space. Landlord and Tenant hereby agree that such addition of the 10220 Expansion Space to the Current Premises shall, effective as of the 10220 Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in (A) the 10220 Building to a total of 20,543 rentable square feet, and (B) the Project to a total of 121,723 rentable square feet. Effective as of the 10220 Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Current Premises as expanded by the 10220 Expansion Space.

3.    Lease Term and Monthly Base Rent for the 10220 Expansion Space.  The Lease Term for Tenant’s lease of the 10220 Expansion Space (“10220 Expansion Space Term”) shall commence on the 10220 Expansion Commencement Date and shall expire co-terminously with Tenant’s lease of the Current Premises on December 31, 2013. During the 10220 Expansion Space Term, Tenant shall pay in accordance with the provisions of this Section 3, monthly Base Rent for the 10220 Expansion Space only as follows:

Period	Monthly Base Rent

7/1/10 – 6/30/11	$20,703.80

7/1/11 – 6/30/12	$21,428.43

7/1/12 – 6/30/13	$22,178.43

7/1/13 – 12/31/13	$22,954.67

4.    Direct Expenses.

4.1    Tenant’s Share.  Notwithstanding anything to the contrary in the Lease, during the 10220 Expansion Space Term, Tenant’s Share of Direct Expenses for 10220 Building and the Project shall be one hundred percent (100%).

4.2    Tenant’s Performance of Certain Landlord Obligations.  Notwithstanding anything to the contrary contained in the Lease, effective as of the 10220 Expansion Commencement Date and continuing throughout the 10220 Expansion Space Term so long as Tenant leases one hundred percent (100%) of the rentable square footage of the Project, Tenant shall, (1) at Tenant’s sole cost and expense, contract for or otherwise perform the Tenant Performed Obligations and Services (as defined below), which are otherwise the responsibility of Landlord under the Lease, subject to (a) Landlord’s prior approval (which approval shall not be unreasonably withheld) of all contractors used by Tenant to perform the Tenant Performed Obligations and Services, and (b) Tenant’s performance of the Tenant Performed Obligations and Services with due diligence, lien-free and in a manner consistent with a first class office building in the Sorrento Valley area of San Diego, and (2) pay to Landlord an amount equal to six point five percent (6.5%) of the monthly Base Rent due under the Lease (as hereby amended) for the entire Premises, which payment shall be in lieu of (A) the management fee included in Operating Expenses pursuant to Section 4.2.4(vii) of the Original Lease, (B) the wages, salaries, compensation and benefits (to include any taxes or insurance levied on those wages, salaries, compensation and benefits) and all other costs (other than the wages, salaries, compensation and benefits, including any associated taxes and insurance thereon, for security personnel) included in Operating Expenses pursuant to Section 4.2.4(viii) of the Original Lease, and (C) all overhead, rent, supplies, equipment or other administrative costs associated with any of the costs in (B) above. As used herein, “Tenant Performed Obligations and Services” shall mean (i) electricity, water and sewer service for the entire Project; (ii) maintenance and repair (but not replacement) of the existing HVAC systems serving all of the Buildings in the Project (provided Tenant shall contract for regular maintenance on at least a quarterly basis and shall provide Landlord with copies of such quarterly maintenance and any other repair/replacement reports); (iii) security services for the entire Project (provided Tenant shall promptly notify Landlord, in writing, of any security breaches, problems or other issues); (iv) janitorial services for all of the Buildings in the Project (including the day porter for the exterior portions of the Project); (v) normal and customary landscaping services for the exterior portions of the Project that are performed on a monthly and/or quarterly basis at first class office building in the Sorrento Valley area of San Diego; (vi) pest control services for the entire Project; (vii) exterior window washing for all of the Buildings in the Project; (viii) trash removal and recycling services for the entire Project; (ix) maintenance and repair (but not replacement) of the existing plumbing systems serving all of the Buildings in the Project, including backflow regulators faucets and similar items, but excluding the portions of such plumbing systems that are a part of the Buildings’ fire/lifesafety systems; (x) sweeping of all of the Project’s parking lots; (xi) at Tenant’s discretion, coffee cart service, provided Tenant provides Landlord with forty-five (45) days prior written notice of the date Tenant intends to commence providing such coffee cart service and further provided that such coffee cart service is performed to a standard that is not less than the standard that such coffee cart service is performed immediately prior to Tenant commencing providing such coffee cart service; (xii) maintenance and repair of all of the Project’s parking lots, which shall include slurry coating, root abatement (including replacing any trees/shrubs that are killed as a result of such abatement, but only if such replacement is required by any governmental authority with jurisdiction over the Project, and paying any fines associated with any trees/shrubs that are killed as a result of such abatement), repainting and restriping; however, all parking lot maintenance and repair items shall require Landlord’s prior approval and shall comply with all applicable laws and any restriping that modifies the configuration of the parking spaces that exists as of the date of this Eighth Amendment shall, upon written notice from Landlord given concurrent with Landlord’s approval of such restriping configuration, be returned to the configuration that exists as of the date of this Eighth Amendment prior to the expiration or earlier termination of the Lease; and (xiii) maintenance and repair of all existing restrooms and other interior common/public areas or facilities; however, all such maintenance and repair items shall require Landlord’s prior approval and shall comply with all applicable laws. Any obligations of Landlord under the Lease that are not specifically included in the Tenant Performed Obligations and Services shall continue to be performed by Landlord and included in Direct Expenses to the extent permitted under the Lease.

Tenant shall provide Landlord with copies of all contracts entered into by Tenant for the performance of the Tenant Performed Obligations and Services within ten (10) days of the full execution of each such contract (and within ten (10) days of the full execution of any amendments to such contracts and/or any replacement contracts). Periodically during the 10220 Expansion Space Term, Landlord shall also have the right to request copies of any such contracts, which Tenant shall provide within ten (10) days of Landlord’s request.

If Tenant fails to perform all or any portion of the Tenant Performed Obligations and Services and/or Tenant is not performing all or any portion of the Tenant Performed Obligations and Services in a manner consistent with a first class office building in the Sorrento Valley area of San Diego and/or in compliance with any additional requirements applicable to each such Tenant Performed Obligation and Service specified in this Section 4.2 above, then Landlord may provide written notice (the “Deficiency Notice”) of such failure to Tenant, which Deficiency Notice shall specify such failure in reasonable detail and provide reasonable remediation requirements. If Tenant does not cure such failure within thirty (30) days of the date of the Deficiency Notice (however, if the nature of such cure requires more than thirty (30) days to perform, then Tenant shall not be deemed to have failed to cure the failure specified in the Deficiency Notice if it commences to perform such cure within such thirty (30) day period and thereafter diligently pursues the same to completion), then Landlord shall have the right (but not the obligation) to assume the performance of all or any portion of the Tenant Performed Obligations and Services specified in the Deficiency Notice and Landlord shall notify Tenant of such assumption in writing (the “Assumption Notice”); provided, however, after Landlord’s delivery of a second (2nd) Deficiency Notice (whether or not Tenant timely cured the failures in question and whether or not the first two (2) Deficiency Notices apply to the same or different failures), (A) the foregoing cure period shall not apply and Landlord shall have the right to send the Assumption Notice concurrent with any additional Deficiency Notice, and (B) Landlord shall have the right to the assume the Tenant Performed Obligations and Services specified in the additional Deficiency Notice(s) or all of the Tenant Performed Obligations and Services that Landlord has not previously assumed. Upon Tenant’s receipt of an Assumption Notice, (i) Tenant shall cease to perform the Tenant Performed Obligations and Services specified in the Assumption Notice, (ii) Landlord shall perform the same for the remainder of the 10220 Expansion Space Term, (iii) Landlord shall include all costs incurred in performing such specified Tenant Performed Obligations and Services in Operating Expenses, and (iv) if Landlord assumes all of the Tenant Performed Obligations and Services, then Tenant shall cease paying the amount set forth in subsection (2) above and the costs for the items set forth in subsection (2) above shall again be included in Operating Expenses; however, if Landlord assumes only certain items of the Tenant Performed Obligations and Services, then the provisions of subsection (2) above shall remain in effect and Tenant shall pay an additional management fee in the amount of three percent (3%) of the costs incurred by Landlord to perform such certain items of the Tenant Performed Obligations and Services. Additionally, if Landlord assumes all or any portion of the Tenant Performed Obligations and Services, then Tenant shall, at Landlord’s request, assign to Landlord any maintenance or service contract associated with such specified Tenant Performed Obligations and Services, but Landlord shall not be required to assume any such contract.

Additionally, if Tenant’s failure to perform all or any portion of the Tenant Performed Obligations and Services is of a nature that presents an emergency or a risk of immediate and material damage to the Buildings and/or the Project, Landlord shall have the right (but not the obligation), without prior written notice to Tenant, to perform such Tenant Performed Obligations and Services and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with such performance within fifteen (15) days of Tenant’s receipt of Landlord’s invoice therefor.

At all times that Tenant is performing all or any portion of the Tenant Performed Obligations and Services during the 10220 Expansion Space Term pursuant to this Section 4.2, the costs therefor shall not be included in Operating Expenses.

Notwithstanding anything to the contrary contained in the Lease, effective as of the 10220 Expansion Commencement Date and continuing throughout the 10220 Expansion Space Term so long as Tenant leases one hundred percent (100%) of the rentable square footage of the Project, Tenant shall pay Tenant’s Share of Tax Expenses within thirty (30) days of Landlord’s delivery of a written request therefor, which request shall include a copy of the relevant tax bill(s).

The rights set forth in this Section 4.2 shall be personal to the original Tenant executing this Eighth Amendment (and any Affiliate thereof) and shall not be transferrable to any other assignee or sublessee.

5.    Tenant Improvements.

5.1    Condition of 10220 Expansion Space Upon Delivery.  Landlord shall deliver the 10220 Expansion Space to Tenant in its current “as-is” condition. Notwithstanding the foregoing, Landlord shall deliver the 10220 Expansion Space to Tenant (i) in broom clean condition, with all furniture, phone and computer equipment and carpeting removed, and (ii) with the HVAC system in good working order and fully functioning in the entire 10220 Expansion Space (which shall include (A) replacing the HVAC units indicated on Exhibit A attached hereto and made a part hereof, and (B) recommissioning the HVAC unit identified as Unit #25 on Exhibit A and installing ductwork to the portion of the 10220 Expansion Space directly below such unit, and Landlord shall use commercially reasonable efforts to complete all of the foregoing work by August 1, 2010), (iii) with the restrooms in good working order, (iv) with the Building’s roof (including roof penetrations) sealed and leak free, and (v) with all damaged Building-standard blinds and ceiling tiles repaired or replaced, as necessary. In addition, Landlord shall remove any specified data/telecom cabling from the 10220 Expansion Space, provided Tenant notifies Landlord, in writing, at least ninety (90) days prior to the 10220 Expansion Commencement Date that Tenant wants such cabling removed. Landlord shall provide Tenant with access to the 10220 Expansion Space for purposes of determining if Tenant wants any of such cabling removed within five (5) business days of Landlord’s receipt of Tenant’s written notice requesting such access, provided such notice is delivered to Landlord not later than the date that is one hundred twenty (120) days prior to the 10220 Expansion Commencement Date. If, upon Landlord’s delivery of the 10220 Expansion Space to Tenant, the condition of the 10220 Expansion Space is not as required in this Section 5.1 above and Tenant notifies Landlord of the same within sixty (60) days of Landlord’s delivery of the 10220 Expansion Space, then Landlord shall, at Landlord’s sole cost and expense and as Tenant’s sole remedy therefor, put the 10220 Expansion Space in such condition.

5.2    Refurbishment of the 10220 Expansion Space.  Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to renovate the then-existing tenant improvements in the 10220 Expansion Space in accordance with this Section 5.2. In connection therewith, Tenant shall be entitled to a one-time tenant refurbishment allowance (the “10220 Refurbishment Allowance”) in an amount of $7.50 per rentable square foot of the 10220 Expansion Space (i.e., $119,445.00) for the costs relating to the design and construction of renovations to the then-existing tenant improvements in the 10220 Expansion Space that are to be permanently affixed to the 10220 Expansion Space (the “10220 Refurbished Improvements”), including all of the 10220 Refurbishment Allowance Items set forth in Section 5.2(a) below. In no event shall Landlord be obligated to make disbursements under this Section 5.2 in a total amount which exceeds the 10220 Refurbishment Allowance.

(a)    10220 Refurbishment Allowance Items.  The 10220 Refurbishment Allowance shall be disbursed by Landlord following completion of the 10220 Refurbished Improvements for the following items and costs only (collectively the “10220 Refurbishment Allowance Items”): (A) payment of the fees of the architect and engineer(s) retained by Tenant (if any), and payment of the reasonable fees incurred by, and the reasonable cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the review of the plans and specifications prepared for the 10220 Refurbished Improvements (“Refurbishment Drawings”); (B) the payment of plan check, permit and license fees relating to construction of the 10220 Refurbished Improvements; (C) the cost of construction of the 10220 Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors’ fees and general conditions; (D) the cost of any changes in the existing Project when such changes are required by the Refurbishment Drawings and/or when such changes are required to comply with applicable laws, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; (E) the cost of any changes to the Refurbishment Drawings or 10220 Refurbished Improvements required by applicable building codes; (F) sales and use taxes and Title 24 fees; and (G) the cost to (i) design, fabricate and install the 10220 Building Top Sign (as defined below), (ii) purchase, move and install furniture, fixtures and equipment to be used in the 10220 Expansion Space, and (iii) renovate the Project’s parking lots and grounds; however, such renovations shall require Landlord’s prior approval, shall comply with all applicable laws and shall, upon written notice from Landlord given concurrent with Landlord’s approval of such renovations and at Tenant’s sole cost, be returned to the condition that exists as of the date of this Eighth Amendment prior to the expiration or earlier termination of the Lease, so long as the costs set forth in this subsection (G) do not exceed $47,778.00.

(b)    Disbursement of 10220 Refurbishment Allowance.  Provided that Tenant is not in default on any of its obligations under the Lease, as amended herein, upon completion of the 10220 Refurbished Improvements, Landlord shall make a disbursement of the 10220 Refurbishment Allowance for the 10220 Refurbishment Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

(1)    Disbursement.  On or before December 31, 2012, Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s general contractor (“Contractor”), which Contractor shall be selected and retained by Tenant and shall be either (A) selected from Landlord’s list of approved general contractors, or (B) selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the 10220 Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor may be known collectively as “Tenant’s Agents”), for labor rendered and materials delivered to the 10220 Expansion Space for the 10220 Refurbished Improvements; (iii) executed unconditional mechanics’ lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d) and either Section 3262(d)(3) or Section 3262(d)(4); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Promptly thereafter, assuming Landlord receives all of the applicable information described in items (i) through (iv), above, Landlord shall deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the 10220 Refurbishment Allowance), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Refurbishment Drawings, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(2)    Other Terms.  Landlord shall only be obligated to make disbursements from the 10220 Refurbishment Allowance to the extent costs are incurred by Tenant for 10220 Refurbishment Allowance Items. All 10220 Refurbishment Allowance Items for which the 10220 Refurbishment Allowance has been made available shall be deemed Landlord’s property. In no event shall Tenant be entitled to any credit for any unused portion of the 10220 Refurbishment Allowance not requested by Tenant by December 31, 2012, except that Tenant may apply any unused portion of the 10220 Refurbishment Allowance to third party costs incurred by Tenant to renovate the then-existing tenant improvements in the Current Premises, so long as Tenant makes a request for payment of such unused portion of the 10220 Refurbishment Allowance for such renovations pursuant to subsection (1) above on or before December 31, 2012. All drafts of the Refurbishment Drawings shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. In addition, all of Tenant’s Agents shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld), except that subcontractors of Landlord’s selection shall be retained by the Contractor to perform all lifesafety, mechanical, electrical, plumbing, structural and heating, ventilation and air conditioning work. The terms and conditions of Article 8 of the Original Lease shall otherwise apply to the 10220 Refurbished Improvements and Tenant’s construction thereof.

(c)    No Rent Abatement.  Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 5.2 above shall be performed during the Extended Term (as defined in the Seventh Amendment), that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the 10220 Expansion Space, as a result of the construction of such renovations.

5.3    Remaining New Refurbishment Allowance and Landlord Work Allowance.  Landlord and Tenant acknowledge that a balance of One Hundred Sixty-One Thousand Nine Hundred Eighty-Four and 11/100 Dollars ($161,984.11) of the “New Refurbishment Allowance” (as defined in Section 7.2.1 of the Third Amendment) remains available to Tenant and a balance of Two Hundred Seventy-Eight Thousand Nine Hundred Sixteen and 82/100 Dollars ($278,916.82) of the Landlord Work Allowance (as defined in Section 4.2 of the Seventh Amendment) remains available to Tenant. Notwithstanding anything to the contrary contained in the Lease (including Section 7.2 of the Third Amendment), the remaining balance of the New Refurbishment Allowance and the remaining balance of the Landlord Work Allowance may be used by Tenant, during the period from the date of this Eighth Amendment through December 31, 2012, only to (A) renovate the then-existing tenant improvements in the Current Premises (or the 10220 Expansion Space after Tenant’s utilization of the 10220 Refurbishment Allowance), or (B) the cost to (i) design, fabricate and install the 10220 Building Top Sign, (ii) purchase, move and install furniture, fixtures and equipment to be used in the Current Premises, and (iii) renovate the Project’s parking lots and grounds; however, such renovations shall require Landlord’s prior approval, shall comply with all applicable laws and shall, upon written notice from Landlord given concurrent with Landlord’s approval of such renovations and at Tenant’s sole cost, be returned to the condition that exists as of the date of this Eighth Amendment prior to the expiration or earlier termination of the Lease, so long as the costs set forth in this subsection (B) do not to exceed $176,360.37. Landlord understands that Tenant intends to custom design its space and may use materials which are equal to or exceed Project-standard, subject to Landlord’s reasonable approval. At the time of granting such approval, Landlord shall indicate which, if any, of such tenant improvements must be removed from the Premises upon expiration or earlier termination of the Lease as provided in Section 8.3 of the Original Lease. Except as otherwise expressly provided in this Section 5.3, all terms and conditions of Section 7.2 of the Third Amendment shall apply to Tenant’s design and construction of the renovation of the then-existing tenant improvements in the Current Premises (or the 10220 Expansion Space after Tenant’s utilization of the 10220 Refurbishment Allowance).

6.      Parking.  Effective as of the 10220 Expansion Commencement Date and continuing throughout the 10220 Expansion Space Term, Tenant shall have the right to utilize all striped parking spaces at the Project and, within forty-five (45) days after the 10220 Expansion Commencement Date, Landlord shall, at Landlord’s sole cost and expense, remove all markings designating any of such parking spaces as for the use of a particular tenant other than Tenant. Tenant’s use of such parking spaces shall be in accordance with, and subject to, all provisions of Section 23 of the Original Lease, as amended by Section 8 of the Third Amendment and this Section 6.

7.      Building Top Signage.  Effective as of the 10220 Expansion Commencement Date, Tenant shall have the right to install one (1) building top sign on the exterior of the 10220 Building (the “10220 Building Top Sign”) in the location previously occupied by the “Samsung” building top sign, in accordance with, and subject to, the provisions of Section 7 of the Seventh Amendment, and all references in the Lease to the “Building Top Sign” shall be deemed to include the 10220 Building Top Sign. Within forty-five (45) days after the 10220 Expansion Commencement Date, Landlord shall, at Landlord’s sole cost and expense, remove (i) the “Samsung” building top sign and its associated parapet from the 10220 Building (and shall restore the Building roofline to the condition that existed prior to the installation of such sign), and (ii) any other signage in the Project referencing “Samsung.”

8.      Option to Extend.  Tenant shall retain the option to further extend the Extended Term (as defined in the Seventh Amendment) for one (1) additional period of five (5) years for all, but not less than all, of the entire Premises leased by Tenant at the time of exercising such option in accordance with, and subject to, all terms and conditions of the Extension Option Rider attached to the Original Lease; provided, however, that any references in such Extension Option Rider to the right of first offer shall not apply.

9.      Right of First Offer.  Effective as of the date of this Eighth Amendment, the right of first offer set forth in Section 1.6 of the Original Lease shall be deleted in its entirety and shall have no further force or effect.

10.    Brokers.  Each party represents and warrants to the other that no broker, agent or finder, other than Cushman & Wakefield of San Diego (for Landlord) and Capstone Commercial Properties (for Tenant) (collectively, the “Brokers”), negotiated or was instrumental in negotiating or consummating this Eighth Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity, other than the Brokers, who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Eighth Amendment.

11.    Landlord’s Notice Address.  Effective as of the date of this Eighth Amendment, Landlord’s address for notice under the Lease shall be:

Creekside Property Holdings, LLC

c/o Hines Interests Limited Partnership

445 S. Figueroa, Suite 3750

Los Angeles, California 90071

Attention: Asset Manager

with a copy to:

c/o Hines

11545 West Bernardo Court, Suite 204

San Diego, CA 92127

Attention: Property Manager

and:

Allen Matkins Leck Gamble Mallory & Natsis LLP

12348 High Bluff Drive, Suite 210

San Diego, California 92130

Attention: Ray B. Gliner, Esq.

12.    Signing Authority.  Concurrently with Tenant’s execution of this Eighth Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Eighth Amendment on behalf of Tenant.

13.    No Further Modification.  Except as set forth in this Eighth Amendment, all of the terms and provisions of the Lease shall apply with respect to the 10220 Expansion Space and shall remain unmodified and in full force and effect. Effective as of the 10220 Expansion Commencement Date, all references to the “Lease” shall refer to the Lease as amended by this Eighth Amendment.

14.    Contingency.  Notwithstanding anything in this Eighth Amendment to the contrary, Landlord and Tenant acknowledge and agree that this Eighth Amendment is expressly conditioned upon the tenant currently leasing the 10220 Expansion Space as of the date hereof electing not to extend its lease for the 10220 Expansion Space (the “Contingency”). If the Contingency is not satisfied (i.e., such tenant elects to extend its lease), then this Eighth Amendment shall, upon written notice which may be given to Tenant at any time prior to the 10220 Expansion Commencement Date, be null and void and of no force or effect.

15.    Counterparts and Fax/Email/Electronic Signatures.  This Eighth Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Eighth Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or email or by a party’s electronic signature, and copies of this Eighth Amendment executed and delivered by means of faxed or emailed copies of signatures or originals of this Eighth Amendment executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Eighth Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this Eighth Amendment containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this Eighth Amendment as if it were an original wet signature page.

IN WITNESS WHEREOF, this Eighth Amendment has been executed as of the day and year first above written.

“LANDLORD”	CREEKSIDE PROPERTY HOLDINGS, LLC, a Delaware limited liability company

By:
Colin P. Shepherd, Vice President

“TENANT”	WEBSENSE, INC., a Delaware corporation

By:
Print Name:
Title:

EXHIBIT A

HVAC UNITS TO BE REPLACED

EXHIBIT A